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PERICOM SEMICONDUCTOR REPORTS
FISCAL Q1 2009 FINANCIAL RESULTS

Posts Record Revenues with Year-Over-Year Revenue Growth of 14%

San Jose, Calif. – October 29, 2008 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal first quarter ended September 27, 2008.

Quarterly Highlights

▪	Net revenues grew 1.2% sequentially and 14.1% year-over-year to $43.9 million.
▪	Net income declined 14.5% sequentially and increased 1.1% year-over-year to $3.9 million.
▪	Gross profits increased $0.4 million sequentially and $2.0 million year-over-year. Gross margins increased 0.4% sequentially and were constant year-over-year at 36.4%.
▪	Total shares repurchased were 200,000 shares.

Net revenues for the first quarter were $43.9 million, up 1.2% from the $43.4 million reported in the fourth quarter of last year, and up 14.1% from the $38.5 million reported in the comparable period last year. Gross margin was 36.4%, up 0.4% from 36.0% last quarter mainly due to a higher mix of IC products compared to the fourth quarter of last year. Operating expenses in the quarter were $11.1 million, up from $10.6 million in the previous quarter of last year and up from $9.9 million in the comparable period last year. Stock based compensation expense in the quarter was $0.8 million, up from $0.6 million in the previous quarter of last year and up from $0.5 million in the comparable period last year. Net income in the quarter was $3.9 million, or $0.15 per diluted share, compared with net income of $4.6 million, or $0.17 per diluted share in the fourth quarter of last year and net income of $3.9 million, or $0.15 per diluted share, in the same period a year ago.

“Pericom had an outstanding quarter with record revenue growth of 14 percent year-over-year, and solid profitability,” said Alex Hui, president and CEO of Pericom. “We have a strong financial foundation – this quarter alone we generated $30 million in cash and repurchased over 200 thousand shares.”

“While we enter our fiscal second quarter with a cautious outlook, due to the challenging business environment and limited visibility on end-market demands, we remain confident in our competitive position in the markets we serve. Our strategy to focus on enabling serial connectivity in high performance systems reaches out to a diverse set of customers in established and emerging markets and positions us to resume strong growth as the global economy achieves more stability,” concluded Hui.

New Products

Pericom introduced a total of 8 new products across the Signal Integrity, Timing and Connectivity product areas in this quarter.

Continuing to expand its solutions for high-speed serial protocols, Pericom introduced 2 switch products supporting the new DisplayPortTM serial protocol and legacy VGA standard, targeting volume notebook and PC market segments. A family of 4 LVDS switches for LCD panel switching in notebook applications was also released. All 6 new switches address the need for seamless switching of multiple displays or display port options in next generation notebook and PC products.

NEWS RELEASE October 29, 2008

Expanding its timing solutions for high speed serial protocols, Pericom introduced the FD family of very low jitter, very high power supply rejection crystal oscillators. This new high performance oscillator family is aimed at hard disk drives, wireless access, and other high speed serial protocol applications that require a very stable, very low jitter clock source.

Adding to its broad PCIe Connectivity solution family, Pericom introduced an ‘industry first’ PCIe packet switch offering extremely small package and very low power consumption, enabling the new switch to target volume Computing, Consumer and Networking platforms.

Share Repurchase Update

On April 26, 2007, the Company’s Board of Directors authorized the repurchase of an additional 2.0 million shares and on April 29, 2008, our Board of Directors authorized the repurchase of an additional $30 million of our common stock. Pursuant to the 2007 authority, the Company repurchased 139,190 shares in the three months ended September 27, 2008 for an aggregate cost of $1.9 million and completed the repurchase of 2,000,000 shares at a total cost of approximately $25.2 million. Pursuant to the 2008 authority, the Company repurchased 60,810 shares in the three months ended September 27, 2008 for an aggregate cost of $0.8 million. During the same period in fiscal 2008, the Company repurchased approximately 0.5 million shares for an aggregate cost of $5.0 million. Shares purchased in the three months ended September 27, 2008 under the 2007 and 2008 authority had a combined average per share purchase price of $13.34.

Fiscal Q2 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the second fiscal quarter are expected to be in the range of $36.0 million to $40.0 million.

•	Gross margins are expected to be in the range of 35.0% to 36.0%. Margins are influenced by the product mix of turns business and sales.

•	Operating expenses are expected to be in the range of $10.6 million to $11.0 million, which include stock-based compensation expense of approximately $0.9 million.

•	Other income is expected to be approximately $1.0 million, consisting primarily of interest income.

•	The effective tax rate is expected to be approximately 34.0%.

Conference Call
The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 874-1588 (domestic) or (719) 325-4811 (international) and reference “Pericom.” A slide presentation will accompany the conference call. To view the slides, please visit the investor relations section of www.pericom.com.

A taped replay of the conference call will be made available for four business days. To listen to the replay, dial (888) 203-1112 and reference Passcode 3609417.The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

3545 North First Street    San Jose, CA 95134    (408) 435-0800

NEWS RELEASE October 29, 2008

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding Pericom being positioned to resume strong growth and the statements under the captions ‘Fiscal Q2 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the first fiscal quarter, The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 28, 2008 and in particular the risk factors sections of that filing.

3545 North First Street    San Jose, CA 95134    (408) 435-0800

NEWS RELEASE October 29, 2008

Pericom Semiconductor Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	Sep 27	Jun 28	Sep 29
	2008	2008	2007

Net revenues	$43,896	$43,373	$38,468

Cost of revenues	27,914	27,768	24,467

Gross profit	15,982	15,605	14,001

Operating expenses:

Research and development	4,221	4,296	4,082

Selling, general and administrative	6,901	6,294	5,839

Total	11,122	10,590	9,921

Income from operations	4,860	5,015	4,080

Interest and other income	1,106	1,606	1,370

Other than temporary decline in value of investment	(44)	(24)	0

Income before income taxes	5,922	6,597	5,450

Income tax expense	2,069	2,132	1,691

Minority interest in (income) loss in consolidated subsidiary	(45)	(53)	3

Equity in income (loss) of investees	117	181	121

Net income	$3,925	$4,593	$3,883

Basic income per share	$0.15	$0.18	$0.15

Diluted income per share	$0.15	$0.17	$0.15

Shares used in computing basic income per share	25,679	25,480	25,745

Shares used in computing diluted income per share	26,239	26,472	26,379

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3545 North First Street    San Jose, CA 95134    (408) 435-0800

NEWS RELEASE October 29, 2008

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	As of	As of
	Sept 27,2008	Jun 28, 2008
	(unaudited)	(1)
Assets

Current Assets:

Cash & cash equivalents	$39,069	$41,646
Short-term investments	45,589	72,108
Accounts receivable	32,397	29,002
Other receivables	1,817	1,684
Inventories	18,740	17,921
Prepaid expenses and other current assets	4,895	5,943
Deferred income taxes	3,996	3,344
Total current assets	146,503	171,648

Property and equipment, net	28,751	29,173
Investments in unconsolidated affiliates	10,452	10,392
Deferred income taxes-non current	4,554	4,543
Long-term investment in marketable securities	36,332	10,171
Goodwill	1,325	1,325
Intangible assets	1,090	1,140
Other assets	3,343	3,191
Total assets	$232,350	$231,583

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$14,831	$13,431
Accrued liabilities	7,874	8,779
Total current liabilities	22,705	22,210

Deferred tax liabilities	800	800
Non-current tax liabilities	1,018	-
Minority interest in consolidated subsidiaries	1,163	1,118
Total liabilities	25,686	24,128

Shareholders' equity:
Common stock	130,580	132,028
Retained earnings and other	76,084	75,427
Total shareholders' equity	206,664	207,455

Total liabilities and shareholders' equity	$232,350	$231,583

(1) Information derived from the audited Consolidated Financial Statements.

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3545 North First Street    San Jose, CA 95134    (408) 435-0800